Exhibit 5.1

Letterhead of Tiffani Zack Magri, Esq.

May 21, 2015

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, Assistant General Counsel and Assistant Secretary of Mattel, Inc., a Delaware corporation (the “Company”). I am delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 29,000,000 shares of common stock, par value $1.00 per share of the Company (“Shares”), which are to be offered and sold by the Company pursuant to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement on Form S-8 that relates to the proposed issuance and sale of the Shares pursuant to the Plan (the “Registration Statement”). Such Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act.

In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances. In some instances, I have relied upon other attorneys in the Company’s Law Department.

Subject to the foregoing and in reliance thereon, I am of the opinion that, upon the issuance and sale of the Shares in accordance with the terms of the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or when certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and nonassessable securities of the Company. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (“DGCL”).

I express no opinion other than on the laws of the State of California and the DGCL insofar as the DGCL relates to corporate formalities, including statutory and reported decisional law thereunder, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Tiffani Zack Magri
Tiffani Zack Magri, Esq.
Vice President, Assistant General Counsel and Assistant Secretary